Exhibit 5.1

STEVENS & LEE

LAWYERS & CONSULTANTS

111 North 6th Street
Reading, PA 19601
(610) 478-2000  Fax (610) 376-5610
www.stevenslee.com

July 17, 2015

Board of Directors

Penns Woods Bancorp, Inc.

300 Market Street

Williamsport, Pennsylvania 17703

Re:                 Registration Statement on Form S-8 — 2014 Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration of 602,500 shares of common stock, $8.33 par value per share (the “Common Stock”), by Penns Woods Bancorp, Inc. (the “Company”), covered by the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the potential issuance of the Common Stock under the Penns Woods Bancorp, Inc. 2014 Equity Incentive Plan, we, as counsel to the Company, have reviewed:

(1)  the articles of incorporation of the Company, as amended;

(2)  the bylaws of the Company, as amended;

(3)  resolutions adopted by the board of directors of the Company relating to the Registration Statement;

(4)  a corporate subsistence certificate, issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company;

(5)  the Registration Statement;

(6)  the Plan; and

(7)  copies of the certificates representing shares of the Common Stock.

In connection with delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no

Philadelphia     •     Reading     •     Valley Forge     •     Lehigh Valley     •     Harrisburg     •     Lancaster     •     Scranton

Wilkes-Barre       •       Princeton       •       Cherry Hill        •       New York        •       Wilmington

A PROFESSIONAL CORPORATION

reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the Commonwealth of Pennsylvania and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Based upon our review of the foregoing, it is our opinion that:

(a)  the Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting under the laws of the Commonwealth of Pennsylvania; and

(b)  the Common Stock covered by the Registration Statement has been duly authorized and, when issued under the terms set forth in the Registration Statement, will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE

/s/ Stevens & Lee